WIZZARD SOFTWARE CORPORATION


September 16th, 2002

Dear WIZD Shareholder,

Thank you for taking the time to read this newsletter. We plan to address three areas and be as brief as possible in doing so. First, is a quick overview of the history of Wizzard Software Corporation (Wizzard). Second, we will address our current business model that we feel is extremely exciting. Finally, a few comments on what the future holds for Wizzard. As you'll see, we've never been more excited about our company, our current prospects and our future.

The First Seven Years

In 1997 Wizzard launched the world's first speech recognition application for e-mail and based it on IBM's speech recognition technology. At the same time, Wizzard began what has become a great relationship with IBM. Due to the press and fanfare over Wizzard's VoicE-mail product, we received numerous requests by companies to add speech recognition to a wide variety of software applications. Based on these early requests Wizzard made a strategic decision to focus future efforts on the design, development and support of speech recognition applications. Wizzard's founders, Mr. Chris Spencer and Mr. Armen Geronian, determined that the future of the industry would not be based on building the speech recognition engine technology, but on how that engine technology was applied in the workplace environment. They anticipated that speech recognition engines would eventually become nothing more than one piece of a more complex equation. They further predicted that speech recognition engines would become commonplace and that eventually Microsoft would end up installing a speech recognition engine in its operating system...then everyone would have one. In short, Wizzard's founders believed that how the speech engine interacted with databases, telephone call centers, customer relationship management software, order entry applications, forms, patient and client notes, etc., was going to provide the greatest future growth and revenue possibilities. Wizzard set its strategic focus in 1997 on becoming a complete speech recognition solution provider.

With this in mind, Wizzard set out to build a large selection of internal development programming tools, or "building blocks". These tools would allow Wizzard's programmers to construct speech recognition enabled applications more efficiently than future competitors by having the majority of the work already completed. These tools would allow Wizzard to create applications that worked with any speech recognition engine. Once the accuracy of the speech recognition engines reached a productive level, the demand for 'speech aware' applications would skyrocket -- developers would then need products and services to help them deliver these applications -- and Wizzard would be there to deliver customized programming tools and applications that utilized speech recognition.

The first major milestone Wizzard crossed down this path was in 1999 when Wizzard launched the world's first interactive speech recognition and text-to-speech application using animated characters that could actually converse with the user in real time, as well as perform a wide variety of computer actions. Based on this platform Wizzard was able to add speech recognition to over 50 of the most popular software applications on the market including, MS Word, MS Outlook, AOL, ICQ, Quicken, etc. Because Wizzard felt the business-to-business speech recognition market was still a few years away, Wizzard focused on the consumer segment and entered into an online distribution agreement with Quixtar (formerly known as Amway). Through this channel Wizzard sold thousands of the Interactive Voice Assistant products and gained widespread exposure and recognition in its industry as being innovative, and experts at speech recognition application design. During this time Wizzard also created numerous small speech applications and assisted companies such as CitiBank, Mellon Bank, Prudential, Reuters, FBI, ERA, Coldwell Banker, Cendant and Ford in their first adventures in speech technology. This proved to be superb experience adding depth to Wizzard's understanding of what big businesses demand when they consider speech recognition applications.

In mid 2000 Wizzard received the first sign that the early planning and strategic direction was on track. Microsoft announced that they planned to include a speech recognition engine in an upcoming version of their popular Office product as well as their Windows operating system. Finally, speech recognition engines would become a commodity and everyone would have one.
This would fuel demand for Wizzard's programming tools that are used to create applications around speech recognition engines as well as Wizzard's programming and support services. Additionally, in 2000, IBM launched a new version of their ViaVoice speech recognition engine and proved that accurate speech recognition was no longer a fantasy. It could and would be achieved.

Based on these events Wizzard decided that it was finally time to turn its efforts up a notch and get ready for the future --- which was now just around the corner. Up to this point Wizzard had focused on research and development while paying the bills through marketing its IVA consumer product. Over the last five years Wizzard witnessed the launch and demise of over 20 companies in its industry who "revved up" operations too soon, spending (and eventually losing) millions upon millions of dollars, betting that speech recognition was finally ready for prime time. Obviously, they weren't really using the technology themselves or they would have known that it was too soon. But, not any longer, it was now time.

Wizzard then set off on two major tasks: 1) Position the company to be able to fund future growth with as little dilution as possible for its shareholders.
2) Leave the expensive and limited growth consumer market and focus on businesses, as was always planned. Things then started moving much faster.

On February 6th 2001, in the middle of the bursting Internet bubble, Wizzard went public and began trading stock under the ticker symbol WIZD. It wasn't the greatest timing, but it accomplished what Wizzard set out to do and has allowed easier access to capital to fund future growth.

In May of 2001, Wizzard acquired Speech Systems and their award winning line of Voice Tools. These Voice Tools were programming tools for speech recognition application design like Wizzard's, but they were selling commercially, had name recognition, and had won numerous industry awards. Also, Wizzard entered into an agreement with Microsoft where Microsoft would promote Wizzard's speech programming tools to software developers from the Microsoft web site. This agreement was in anticipation of the demand once they began shipping a speech recognition engine with Office and Windows. Wizzard was also placed on Microsoft's SAPI (an industry standard) advisory board, which is instrumental in the future growth of speech recognition. The General Manager of Microsoft's Speech Group, XD Huang, had this to say, "Microsoft is committed to helping developers speech enable their applications and is excited at assisting Wizzard in their SAPI based efforts".

In July of 2001, Microsoft released OfficeXP, with speech recognition. Millions of users would now be installing a speech recognition engine, and in our belief, would want to use it for more than just writing letters. Wizzard's market was starting to form!!!

The general consensus in the software industry is that, out of 120 million total users of Microsoft's Office product, 45 million will upgrade to the new version in the first eighteen months. This translates into 45 million potential new speech recognition users. Wizzard believes that, once these MS Office users see the benefits of speech recognition interaction with their computer, there will be increased demand for software developers to add speech recognition to other applications. Wizzard Software is in position to capitalize on this demand in three ways:

     1) Wizzard will deliver speech programming tools to programmers
     2) Wizzard will provide development and technical support to programmers
     3) Wizzard's own programmers will provide customized application development services for businesses.

In October of 2001, Microsoft released WindowsXP, which included a speech recognition engine in every copy. Millions of users would now have a speech recognition engine inside their computer. These engines were just sitting there, and to do anything with them, programmers needed tools like Wizzard's. It was finally here. Wizzard had predicted years before that someday someone would bundle a speech recognition engine with every computer and that day was finally upon us. In Wizzard's opinion the speech recognition market only began in October of 2001.

Also in October of 2001, the company continued to gain credibility and respect in the industry when Wizzard's CEO, won an award from Speech Technology Magazine (one of the top industry publications) as being one of the most influential persons in the speech recognition market, along side Microsoft's Bill Gates and IBM's W.S. Osborne.

In January 2002, Wizzard launched version 7 of the Wizzard Voice Tools. This total rebuild was accomplished using the best properties and functionality of Wizzard's tools and those that Wizzard acquired from Speech Systems. The CEO of Speech Systems, Dr. Alan Costilo, worked closely with Wizzard's development team to guarantee the delivery of the most comprehensive, state of the art product possible. Dr. Costilo now sits on Wizzard's board of directors.

In August 2002, Wizzard greatly expanded its agreement with IBM. Wizzard is now the Sole Distributor of IBM's ViaVoice OEM speech recognition engines, programming tools and medical/legal vocabularies in North America and South America plus Wizzard sells to Europe, Middle East and Africa. This includes the US English, UK English, French, German, Italian, Spanish, and Brazilian Portuguese languages. If anyone wants to use IBM's ViaVoice to include with their software application they must come to Wizzard to purchase the engines and tools, period. This offers Wizzard the opportunity to sell these programmers other Wizzard products and services. The original plan of becoming a complete speech recognition solution provider was starting to happen. This is what one of the top people at IBM's Speech Division had to say about Wizzard recently, "The combination of IBM's award-winning speech technology and Wizzard's expertise in speech-related services offers customers a one-stop shop in creating custom speech-enabled applications," said Toby Maners, Director, Retail Voice Segment, IBM Pervasive Computing. "We look forward to our continued relationship with Wizzard." This agreement is a defining moment for Wizzard and Wizzard feels that it will take less than six months before you begin to see significant results. As of this writing, it has been only one month and we're thrilled with the new business coming to Wizzard every single day because of this expanded agreement.

Since the launch of Voice Tools in January 2002 Wizzard has downloaded over 50,000 copies. This is compared to 5,000 downloads that Speech Systems had the prior year. Not only is Wizzard marketing the tools well, but obviously, there are more programmers interested in speech than ever before and they are excited about Wizzard's products!

Through Wizzard's linkage with Microsoft's web site and its longstanding relationship with IBM and their reseller channel, each year Wizzard will come into contact with approximately 100,000 developers interested in building speech recognition applications. Due to the fact that speech recognition application development is relatively new, and since there are few programmers trained in this process, along with offering our ActiveX Voice Tools, Wizzard will also offer to create, customize and fine tune its customers' particular speech enabled application. The Wizzard programming team has tremendous experience in this area, and Wizzard can provide consulting services at any stage of the speech recognition application development process. Wizzard is in position to offer its customers services ranging from proof of concept modeling, through the design and architecture phase, to total speech application development, testing and release product fulfillment. This is a compelling offer to a business, one that can save considerable money and time to market over the alternative of the business employing, training and managing several programmers to do the job in-house. In addition to customization services, Wizzard also plans to offer installation, training and ongoing technical support services that can significantly increase revenues generated on a per customer basis.

The Present

As a result of having a tremendous amount of potential customers coming to Wizzard via Microsoft and IBM referrals, as well as for our tools, Wizzard has come to some conclusions.

Wizzard has two distinct sets of customers. The first are corporate programmers who are challenged with adding speech recognition to their internal applications for their companies. Second, are customers interested in adding speech to their applications to market commercially. These two distinct sets of customers are from a wide variety of industries including financial, aerospace, healthcare, legal, advertising, insurance, and media.


Wizzard has also classified its customers into three stages or categories.

* Pre-development
* In-process development
* Post-development.

Wizzard has targeted its products and services uniquely to cover the needs of all three segments.

A great benefit from Wizzard's current business model and having its customers come to Wizzard through direct referrals from Microsoft and IBM is the low cost of customer acquisition. Basically, Wizzard doesn't have to spend a fortune on advertising because Wizzard offers the only products and services the customers need and IBM and Microsoft are sending them to Wizzard.

At this time Wizzard processes the large amount of inquiries from the direct links at Microsoft's and IBM's web sites through an internal customer tracking system where they go from "Lead" to "Active Prospect" to the "Sales Pipeline". If every deal in the Sales Pipeline were to close this year, which obviously isn't going to happen, Wizzard would generate over $4.0M in revenues....and it's growing every day. Please remember, Wizzard believes that this market only began in October of 2001 and Wizzard is seeing a spike in customer interest and spending to justify that claim. Also consider that as of this writing, IBM has not yet completed every link to Wizzard on their web sites as planned. That means more customers coming to Wizzard in the future.

Of course, the slow economy, the constant threat of war and poor stock market has slowed growth and dampened technology spending, but everyday businesses are buying OfficeXP and WindowsXP and more than ever, coming to get Wizzard products and services.

Future growth will come in the form of offering Wizzard's resulting customized solutions across entire industries. For example, if Wizzard builds a custom application for a hospital that uses a specific software application for patient records, Wizzard can then partner with a consulting firm or VAR specializing in the healthcare industry, and have them sell the solution to hospitals across the country. Wizzard has begun this strategy with its MedBuilder Toolkit -- Wizzard developed the solution and then formed a marketing partnership with one of the leading sales organizations in that industry. Wizzard recently closed its first sale of MedBuilder Toolkit to a major U.S. military hospital and now has set off to market other product to the remaining 173 hospitals and clinics that use the same type of system.
This product, and many future products, produces recurring revenue for Wizzard through an annual licensing fee.

Wizzard's combined revenues for 1999 and 2000 were approximately $425,000. These revenues were a result of a few customized solutions and the test marketing of the IVA product at only ten trade shows. While Wizzard has had several opportunities to raise additional capital to market its products in the past, Wizzard did not feel that the speech recognition accuracy was good enough to merit additional marketing investments. One of the most common mistakes, when marketing products which include new technology, is to spend large amounts of money marketing a product before the technology is at a productive, useable level for its target customers. Wizzard has seen many companies do this over the last six years in the speech recognition industry. They obviously were not listening to their customers or they weren't test marketing their products like Wizzard does.

Wizzard does feel that the time for mass-market penetration is now, in large part due to the increased accuracy of IBM's speech recognition engine and Microsoft's decision to include a speech recognition engine in its critical revenue generating product and operating system, OfficeXP and WindowsXP. This makes it obvious to Wizzard that the timing is finally right. If a business wants to expand on the speech recognition in MS OfficeXP, they will have two choices: Buy Wizzard tools or pay Wizzard to develop the application for them. The opportunity to capture this market is here, and the time is now. With such a strong growth potential for this industry and our Company, Wizzard offers a compelling investment opportunity.

The Future:

Businesses want technology that will increase revenue, cut costs and improve profitability. Speech Technology is now the answer. Speech Technology provides user-friendly interfaces for applications such as ordering, order processing, customer service and product delivery - it increases revenue. Speech Technology is faster than other media - it cuts cost. Speech Technology when properly implemented improves quality - and cuts cost. Speech Technology allows professionals to do their jobs, not paperwork or keyboard intensive reporting - it cuts cost. These and other factors that Speech Technology enables - improve profit

The Federal Government has passed legislation that requires accessibility to many venues by the physically challenged. How does a blind person, a paraplegic or a quadriplegic get access to computers and thus information? Speech Technology is one solution. Wizzard has been invited to participate in this arena.

Points To Consider:

Wizzard recently had three new people join the company in various rolls.

Alan Costilo, M.D. - Director; VP Custom Solutions

Dr. Costilo, age 52, was the President, CEO and founder of Speech Solutions, Inc., a Florida-based speech recognition software company, from 1993 until 2001. He was responsible for the company's overall business strategy, technical development and for developing vendor relationships. He also was responsible for the development of the award-winning ActiveX Voice Tools product, under three separate IBM development contracts, which was acquired by Wizzard Software in May 2001.

Marc Lord - Strategic Advisory Board Member

Marc Lord, age 39, worked in Microsoft's speech product group (Speech.Net) since its formation, and has managed development and product integration for all Microsoft releases that employ speech technologies, including WindowsXP, OfficeXP, AutoPC, MS Agent, Encarta, and Sidewinder. While serving as Program Manager for Voice Output Technologies at Microsoft, Mr. Lord drove product development for several major product releases that feature speech recognition and synthesis capabilities. He has managed Microsoft's key vendors, established partnerships and negotiated license agreements with numerous speech industry companies. Mr. Lord has also worked in the speech division of AT&T Labs.

David Morey - Strategic Advisory Board Member

David Morey, age 38, is currently an Adjunct Professor of International and Public Affairs with Columbia University. He attended the Wharton Business School at the University of Pennsylvania in 1978 and did his graduate work at the Woodrow Wilson School of International Affairs in addition to receiving a Masters Degree from the London School of Economics. Mr. Morey represents numerous foreign leaders and governments.

Conclusion

Wizzard Software's stock is very closely held. Wizzard has a total of 17.2 million shares outstanding and only 1.5 million in the public float. Wizzard rarely issues stock so as not to dilute its shareholders. Wizzard's monthly burn rate, or expenses, are well under $100,000 and are more than manageable, as we've demonstrated by easily funding the company over the last seven years. To date, Wizzard has raised a total of $4.0M for operations and carries very little debt, most of which can be eliminated with a reasonable amount of stock. Wizzard's financial audits are sound and we have no "skeletons in our closet" such as loans to officers or double booking revenues. Wizzard's management holds a large stake in the company and works 60+ hours per week to grow the Company. To date, only three officers of the company have sold any stock and every penny (less broker fees and taxes) was loaned back to Wizzard at a time when we needed to fund growth. Management isn't selling stock and getting rich at the expense of its shareholders! Management is 100% committed long term. Wizzard stock goes up and down but management just continues to focus on our customers.

Microsoft included a speech engine in Windows in October 2001. Wizzard signed a very exciting deal with IBM in August of 2002. These two events are what Wizzard has been working towards for seven years. It is only a matter of time before the financial results reflect this. Join us!

The Speech Industry -

According to Frost & Sullivan, the North American speech recognition technologies market generated US $121.6 million in 2001 and could reach $2.18 billion by 2006. This estimate is in line with IDC's prediction that the core speech technology market will be worth $2.5 billion in 2005. Cahners In-Stat Group expects the market to grow from $200 million in 2001 to $2.7 billion by 2005. Datamonitor predicts that global investment in business applications of speech recognition technology will grow from $650M today to $5.6B in 2006. Market research firm Datamonitor says that global investment in voice technologies in 2001 increased 33% over 2000 investment, and is set to grow at a rate of 43% between 2000-2006. The Kelsey Group forecasts that global expenditures on speech-related *services* will reach $41 billion by 2005.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

For more information please contact:

Wizzard Software Corporation
Investor Relations Department
412-621-0902
ir@wizzardsoftware.com

PLEASE BE SURE WE HAVE YOUR E-MAIL ADDRESS FOR FUTURE MAILINGS. SEND YOUR E-MAIL ADDRESS TO IR@WIZZARDSOFTWARE.COM TODAY!